UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2025

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 Cotner Avenue
Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 445-2800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	RDNT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 11, 2025, RadNet, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, Radnet Management, Inc. (the “Borrower”), entered into Incremental Amendment No. 2 to Credit and Guaranty Agreement (the “Second Amendment”) with the lenders and financial institutions named therein, Barclays Bank PLC, as administrative agent and collateral agent on behalf of the lenders, and substantially all of the Company’s wholly-owned domestic subsidiaries and certain of its affiliates as guarantors. The Second Amendment amends the Third Amended and Restated First Lien Credit and Guaranty Agreement dated as of April 18, 2024, as amended on November 26, 2024 (the “Existing Credit Agreement” and, as amended by the Second Amendment, the “Credit Agreement”) and contains the following material terms:

Borrowing. Pursuant to the Second Amendment, Barclays Bank PLC, as lender, agreed to provide the Borrower an Incremental Term Commitment (as defined by the Existing Credit Agreement) in an aggregate principal amount of $100.0 million (the “2025 Incremental Term Loan”), which will be added to and form a part of the existing term loan under the Existing Credit Agreement (the “Existing Term Loan,” together with the 2025 Incremental Term Loan, the “Term Loan”).

Use of Proceeds. Borrower plans to use the proceeds from the 2025 Incremental Term Loan for future acquisitions and general corporate purposes.

Payments. Pursuant to the Second Amendment, the Borrower will be required to make quarterly payments of principal on the Term Loan in the amount of approximately $2.4 million compared to approximately $2.2 million prior to the entry of the Second Amendment.

Maturity. The maturity date for the 2025 Incremental Term Loan is April 18, 2031, coincident with the maturity date of the $868.4 million balance of the Existing Term Loan under the Existing Credit Agreement.

All other terms of the Credit Agreement (as amended by the Second Amendment), including the maturity of the Term Loan and revolving credit facility, use of proceeds, payment terms, covenants, events of default and security remain unchanged.

A copy of the Second Amendment is included as Exhibit 10.1 to this report and is incorporated herein by this reference. The foregoing summary description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, held on June 10, 2025, the stockholders considered and approved three proposals, each of which is described in more detail in the Company’s 2025 definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on April 28, 2025.

At the Annual Meeting, a total of 68,229,203 shares of the Company’s common stock, representing approximately 90.95% of the 75,012,892 shares outstanding and eligible to vote as of the April 16, 2025 record date, were represented in person or by proxy, constituting a quorum. The results detailed below represent the final voting results as certified by the Inspector of Elections:

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Proposal 1

The stockholders elected the following seven directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified based on the following votes:

Director	For	Withheld	Broker Non-Votes
Howard G. Berger, M.D.	59,789,729	1,530,420	6,909,054
A. Gregory Sorensen, M.D.	58,460,227	2,859,922	6,909,054
Laura P. Jacobs	51,920,870	9,399,279	6,909,054
Lawrence L. Levitt	54,621,454	6,698,695	6,909,054
Gregory E. Spurlock	56,689,679	4,630,470	6,909,054
David L. Swartz	55,012,427	6,307,722	6,909,054

Proposal 2

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 was approved based on the following votes:

For	Against	Abstentions
67,788,289	422,697	18,217

Proposal 3

The non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers disclosed in the Company’s 2025 definitive proxy statement was approved based on the following votes:

For	Against	Abstentions	Broker Non-Votes
50,822,611	10,417,523	80,015	6,909,054

Item 7.01. Regulation FD.

The Company issued a press release related to the 2025 Incremental Term Loan. The information contained in this Item 7.01 and in Exhibit 99.1 attached to this Report is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Furthermore, such information shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Credit and Guaranty Agreement, dated as of June 11, 2025, by and among Radnet Management, Inc., a California corporation, RadNet, Inc., a Delaware corporation, certain subsidiaries and affiliates of Radnet Management, Inc., as Guarantors, the Lenders and other financial institutions from time to time party thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.
99.1	Press Release dated June 11, 2025.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2025	RADNET, INC.

	By:	/s/ Mark Stolper
Mark Stolper
Chief Financial Officer

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